                                                                     Exhibit 1.1

      [LETTERHEAD OF FRIEDMAN, BILLINGS, RAMSEY & CO. INC. APPEARS HERE]

                                                               December 10, 1996



Daniel L. Perl
President
Life Savings Bank, F.S.B.
4110 Tigris Way
Riverside, CA  92503

Dear Mr. Perl:

     Friedman, Billings, Ramsey & Co., Inc. ("FBR") is pleased to act as financial advisor and underwriter in an initial public Offering to Life Savings Bank, F.S.B. and to its holding company structure to be formed (collectively the "Company") and further, to assist and advise the Company in its proposed initial public offering of securities of the Company (the "Transaction").

     In undertaking its role, FBR anticipates that its services would consist of the following, as FBR and the Company deem appropriate in the course of the
Transaction:

     (A)  Reviewing the Transaction;

     (B) Advising the Company in its determination of appropriate structure and pricing terms for the Transaction;

     (C) Conducting an examination of documents and records ("Information") of the Company, and making such other reasonable investigations as FBR deems
necessary and appropriate under the circumstances.   The Company will make all
such documents, records and other information available to FBR or its counsel upon request;

     (D) Performing a financial analysis of the Company, both giving effect, and without giving effect, to the Transaction and the impact on existing stockholders;

     (E) Assisting in the review of any prospectus, offering materials and other required documentation to be used in conjunction with the Transaction, and;

     (F) As the underwriter for the Transaction, subject to the execution of a formal underwriting agreement ("Underwriting Agreement"), FBR will purchase, pursuant to the terms of the Underwriting Agreement, the common stock sold in the Transaction. FBR will assist in the marketing and selling of the Transaction.

     (G) FBR will participate, as necessary, in a road show for potential investors and assist management of the Company in preparing for the road show.

Life Savings Bank, F.S.B.
December 10, 1996
Page 2


      (H) FBR will assist the Company in listing the Company's stock on the Nasdaq Stock Market or such other exchange upon which the Company determines to list its stock and intends to act as a market maker in the Company's stock.

     The Company acknowledges that all advice (written or oral) given by FBR to the Company is intended solely for the benefit and use of the Company (including its management, directors or attorneys). Other than to the extent reflected in Board and committee meeting minutes, or as may be required by law or regulation, no advice (written or oral) of FBR hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to FBR be made by the Company (or its management, directors or attorneys), without the prior written consent by FBR, which shall not be unreasonably withheld.

     FBR agrees to maintain in confidence all Information received from the Company, and not to disclose any Information except to FBR's officers, directors, counsel and representatives who need to know such Information for the purpose of evaluating the Transaction and who will, prior to being provided Information, agree to be bound by the terms of this agreement, unless disclosure is required by law or regulation in which case FBR will provide notice so that the Company may seek a protective order or other appropriate remedy and/or permit disclosure of only that portion of the Information which is legally required, unless such Information has been publicly disclosed.

     In return for its services in connection with the Transaction, FBR will receive a fee (the "Fee") equal to 7.0% of the gross proceeds raised in the Transaction; such Fee is to be paid by means of a discount from the gross proceeds of the Transaction upon its completion. FBR's ability to act in the foregoing capacity is subject to completion of satisfactory due diligence, market conditions and the execution of the Underwriting Agreement.

     The Company shall reimburse FBR, from time to time upon demand, for its reasonable out-of pocket expenses in connection with the performance of its activities under this Agreement, including, but not limited to, costs such as printing, facsimile, courier service, direct computer expenses, accommodations, travel, the reasonable fees and expenses of FBR's outside legal counsel; (and any other advisors, accountants, appraisers, etc.) all blue sky fees and expenses, including reasonable fees and disbursements of counsel; and FBR's road show costs and expenses. Such expenses will not exceed $35,000 without the prior written permission of the Company. The Company agrees that the foregoing provision shall in no way affect or limit FBR's right to receive all expenses (including counsel fees and expenses) pursuant to the indemnification provision of this letter agreement.

     In addition to the fees and expenses set forth above, the Company shall pay all costs and expenses incident to the purchase, sale and delivery of any securities in the Transaction, including, without limitation, all fees and expenses of filing the prospectus with the NASD; fees and disbursements of counsel and accountants for the Company, and printing costs, including costs of printing the prospectus, any amendments thereto, all underwriting documents, Blue Sky Memoranda and a reasonable quantity of prospectuses requested by FBR.

Life Savings Bank, F.S.B.
December 10, 1996
Page 3


     The Company agrees that it has not retained or caused to be retained and, during the term of this letter agreement, will not retain or cause to be retained as financial advisor, placement agent, dealer-manager or underwriter, any other person, firm, corporation or other entity (any of which shall be referred to hereafter as a "person") to advise or assist with the Transaction without the written consent of FBR.

     The Company agrees to indemnify FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of the performance by FBR of the services contemplated by, or the engagement of FBR pursuant to, this letter agreement and will advance to and reimburse on a monthly basis any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company, and subject to the Company's receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified by the Company under this provision. In any claim, action or proceeding initiated or brought by or on behalf of the Company, or where the Indemnified Party determines and certifies to the Company that the Indemnified Party's interests may differ from those of the Company, reimbursement will be based on a summary statement of counsel fees and expenses and the determination of the reasonableness of the Indemnified Party's counsel fees and expenses shall be deferred until the conclusion of the claim, action or proceeding, with any amounts found by a court to be unreasonable subject to repayment under the foregoing undertaking. The failure of the Company to pay to FBR the amounts called for as indemnification shall be deemed an irreparable injury entitling FBR to immediate injunctive relief. The Company will not be liable to any Indemnified Party under the foregoing indemnification provision
(i) in any settlement by an Indemnified Party effected without its prior written consent; or (ii) to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from FBR's bad faith, gross negligence and willful misconduct. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from FBR's bad faith, gross negligence and willful misconduct.

     If the indemnification provided for in this letter agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and FBR on the other hand, of the Transaction as contemplated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and FBR, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph, the relative benefits to the Company and FBR of the Transaction as contemplated shall be

Life Savings Bank, F.S.B.
December 10, 1996
Page 4


deemed to be in the same proportion that the total value received or contemplated to be received by the Company as a result of or in connection with the Transaction bears to the fees paid or to be paid to FBR under this letter agreement. Notwithstanding the foregoing, the Company expressly agrees that FBR shall not be required to contribute any amount in excess of the amount by which fees owed FBR hereunder (excluding reimbursable expenses) exceeds the amount of any damages which FBR has otherwise been required to pay.

     The Company agrees that without FBR's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this letter agreement (whether or not FBR or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

     In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified party is not named as a defendant, the Company agrees to promptly reimburse FBR on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

     The Company acknowledges and agrees that FBR has been retained pursuant to this letter agreement to act solely as financial advisor to the Company in the proposed Transaction. In such capacity, FBR shall act as an independent contractor, and any duties of FBR arising out of its engagement pursuant to this letter agreement shall be owed solely to the Company.

     If the Transaction is completed, the Company acknowledges and agrees that FBR may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that FBR has acted as the financial advisor and underwriter to the Company in connection with the Transaction.

     This letter agreement may be terminated by either FBR or the Company at any time upon ten days written notice to that effect, it being understood that the provisions relating to the payment of fees and expenses, confidentiality and indemnification will survive any such termination. In the event this letter agreement is terminated by the Company and in the event subsequent thereto the Transaction is consummated within 12 months of the date of this letter agreement, the Company agrees that FBR will be entitled to receive a fee equal to that which would have been earned by FBR in the role of underwriter under the terms of this letter agreement or superseded by the terms of the Underwriting Agreement. FBR will not be entitled to receive a fee if the Company terminates this agreement due to FBR's failure to perform and the Company has previously informed FBR of such failure to perform.

     This letter agreement contains our entire agreement concerning the proposed Transaction and supersedes any prior understandings and agreements. This letter agreement is made and shall be construed under and in accordance with the laws of the State of California (without reference to any principle of conflict of laws). Any right to trial by jury with respect to any claim or action arising out

Life Savings Bank
December 10, 1996
Page 5


of this letter agreement or conduct in connection with the engagement hereunder is hereby waived by the parties hereto. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

     This agreement contains the entire agreement between the parties and supersedes any previous agreements. There are no understandings, promises or representations other than those specifically set forth herein. The parties agree that this agreement is clear and unambiguous and that no parol evidence shall be admissible to explain its terms.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to FBR the duplicate copy of this letter agreement enclosed herewith.

     We look forward to the opportunity to work with you on this Transaction.

                                         Very truly yours,


                                         FRIEDMAN, BILLINGS, RAMSEY & CO., INC.



                                         By: /s/ James C. Neuhauser
                                            ----------------------------------
                                            James C. Neuhauser, CFA
                                            Managing Director


Accepted and Agreed to as of
the date first written above:

LIFE SAVINGS BANK, FSB



By:/s/ Daniel L. Perl
   -------------------------
   Daniel L. Perl
   President